EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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New Tenant Approved to Begin Growing in GrowCo’s First Greenhouse

DENVER, Colorado – November 29, 2016 – GrowCo, Inc. (GrowCo), announced that a new tenant, a sublease of our existing tenant, was approved on November 28, 2016 by the Pueblo County Liquor and Marijuana Licensing Board to immediately begin growing marijuana in GrowCo’s first greenhouse located in Pueblo County, Colorado.

GrowCo expects its second greenhouse to be completed in the first quarter of 2017.  GrowCo constructs and leases state of the art, computer controlled, greenhouses which enable licensed marijuana growers with the ability to grow a higher quality more natural product at lower costs than can be produced in the artificial growing environment created in converted warehouses.

Two Rivers Water & Farming Company (OTCQB: TURV) founded GrowCo in 2014 and is a 50% owner of the greenhouses constructed and leased to licensed marijuana growers.  GrowCo expects to expand its operations to other states soon and provide licensed marijuana growers in other states with the advantages of being able to grow in GrowCo’s greenhouses.

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

About GrowCo

GrowCo was formed for the purpose of constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure for licensed marijuana tenants.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers or GrowCowill be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and neither Two Rivers nor GrowCo assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company/GrowCo, Inc.
(303) 222-1000
mailto: info@2riverswater.com